Exhibit 99

Contact:	Valerie Brodie
VP, Investor Relations & Corporate Communications
949/585-4293
vbrodie@epicor.com

Epicor Reports Third Quarter 2004 Earnings

Epicor Generates Profitable Revenue Growth in the Third Quarter 2004;

Sees 50% Earnings Growth in 2005

IRVINE, Calif., October 20, 2004 – Epicor Software Corporation (NASDAQ: EPIC), a leading provider of integrated enterprise software solutions for the midmarket, today reported its financial results for the third quarter ended September 30, 2004. Total revenues for the third quarter were $62.2 million, compared with $40.3 million in the prior year’s quarter, up over 54%. Total revenues for the third quarter of 2004 included $17.5 million from Epicor’s recently acquired subsidiary Scala Business Solutions N.V. Excluding the contribution from Scala, Epicor’s total revenues grew 11% year over year.

License revenues were $15.3 million compared to $9.4 million in the third quarter 2003, up 64%. License revenues for the third quarter included $4.7 million for the contribution from Scala. Excluding the contribution from Scala, Epicor’s license revenues grew approximately 13% year over year.

Consulting and maintenance revenues for the third quarter were $45.9 million compared with $30.4 million in the third quarter of 2003, up over 50%. Included in consulting and maintenance revenues was $12.6 million from Scala’s contribution. Excluding the contribution from Scala, Epicor’s consulting and maintenance revenues grew approximately 10% year over year.

Total revenues for the nine months ended September 30, 2004 were $154.2 million compared with the nine-month period ended 2003 at $111.4 million. Software license revenues for the nine-month period were $38.0 million compared with $26.7 million in the prior year period. Consulting and maintenance revenues for the nine-month period were $114.0 million compared with $83.1 million for the same period 2003.

GAAP net income for the third quarter was $6.3 million or $0.11 per diluted share. This net income result compares with net income of $1.8 million or $0.04 per diluted share in the prior year’s period. For the third quarter of 2004, adjusted earnings were $9.6 million or $0.17 per diluted share compared with adjusted earnings of $4.7 million or $0.09 per diluted share in the same period last year. Adjusted earnings exclude amortization of capitalized software development costs and acquired intangible assets, stock-based compensation expense and restructuring charges and other.

GAAP net income for the nine months ended September 30, 2004 was $15.4 million or $0.29 per diluted share compared to net income of $5.5 million or $0.11 per diluted share for the same period ended 2003. For the nine-month period, adjusted earnings, as described above, were $23.9 million or $0.45 per diluted share, compared to adjusted earnings of $13.9 million or $0.28 per diluted share for the same period 2003.

At September 30, 2004, cash and cash equivalents were $46.6 million up approximately 2% from the prior quarter, including significant cash expenditure for transaction costs, Sarbanes Oxley costs and severance costs following the reduction in force completed during the quarter as a result of consolidating the Epicor and Scala organizations. Net accounts receivable was $36.3 million and deferred revenues were $52.4 million. Day sales outstanding was 53 compared with 63 in the prior quarter.

“We were pleased to deliver another strong quarter particular in light of this being our first fully combined quarter following the acquisition of Scala and what is also typically a seasonally soft quarter,” said George Klaus, chairman, CEO and president of Epicor. “Our cost and expense synergies are ahead of plan and we are very pleased how our organizations have come together to deliver solid performance in the first quarter as a combined company. We are off to a strong start in the fourth quarter with a number of deals having closed early in October and we continue to see increased demand for the low total cost of ownership value of our products,” said Klaus.

For the fourth quarter 2004, the company raised its previously issued total revenues expectations from the range of $66 to $67 million to $67 million in total revenues. GAAP earnings per diluted share for the fourth quarter 2004 are expected to be $0.15 with adjusted earnings, as described above, of $0.21 per share. In each case, fourth quarter EPS guidance is based on an estimated weighted average share count of 57 million shares.

For fiscal year 2004, the company confirmed its previously issued guidance of $220 million to $221 million. The company expects GAAP earnings per diluted share of $0.44, and adjusted earnings, as described above, of $0.65 per diluted share, in each case using an estimated weighted average share count of 54 million shares.

Additionally, the company provided an initial outlook for fiscal 2005. The company anticipates 2005 revenues to be approximately $273 million. The company expects GAAP earnings per diluted share of $0.65, and adjusted earnings, as described above, of $0.83 per diluted share, in each case using an estimated weighted average share count of 57 million shares.

Third Quarter Highlights

•    Third quarter revenues grew 54% year-over-year

•    Third quarter license revenues grew 64%, year-over-year

•    Third quarter GAAP EPS grew 175%, year-over year

•    Added over 165 new customers to Epicor’s base

•    Released over 50 product upgrades across Epicor’s suite of solutions

•    Epicor’s midmarket leadership endorsed with 7 awards and industry rankings from Windows IT Pro Magazine, Software 500, T&B Software Enabler Award, Microsoft Global ISV of the Year Finalist, APC Real Time Infrastructure Award, Hottest Companies of 2004, Top 100 Software Vendors

•    Delivered First Customer Shipment Vantage 8.0, newest manufacturing solution built on .Net web services framework. Migration tool set for upgrades expected to be available in the fourth quarter.

The company will hold an investor and analyst conference call to review the second quarter and year’s results and highlights directly following the release after the close of market at 2:00 p.m. PDT.

When:	Wednesday, October 20, 2004

Time:	2:00 p.m. PST

Dial in:	+1 888-289-0508 or outside the U.S. +1 (913) 981-5550

Conf ID:	921685

On the call George Klaus will discuss third quarter 2004 earnings and the outlook for 2005. Investors and financial analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the company’s Web site at www.epicor.com under the menu tab Investors, and will be archived on the company’s Web site for thirty days following the call.

About Epicor Software

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. With the acquisition of Scala, Epicor is a global leader in the midmarket serving over 20,000 customers in over 140 countries and supporting more than 30 languages. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for manufacturing, distribution, enterprise service automation and hospitality that enable companies to drive efficiencies throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

# # #

Epicor and Scala are registered trademarks of Epicor Software Corporation and Scala Business Solutions N.V., respectively. All other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements with respect to the financial condition, results of operations and activities of Epicor. These forward looking statements include statements regarding expected revenues, earnings and earnings per share, the expected accretive nature of the acquisition, the expected synergies and benefits of the combination and growth of the combined entity, projected future cash flows and customers, opportunities for growth, and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; Epicor’s ability to integrate operations of Scala, and realize the synergies and operating efficiencies anticipated from the acquisition of Scala and other acquisitions; Epicor’s ability to retain key personnel; changes in the financial condition of Epicor’s and Scala’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s Quarterly report on Form 10-Q for the period ended June 30, 2004 at pages 36-46. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

This press release includes certain non-GAAP financial measures, including total revenues, license revenues and consulting and maintenance revenues, which exclude the contribution of Scala, and adjusted net income and net income per diluted share amounts, which exclude the amortization of capitalized software development costs and acquired intangible assets, stock compensation expense and restructuring charges. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$46,631	$38,881
Restricted cash	563	501
Accounts receivable, net	36,274	27,134
Prepaid expenses and other current assets	6,057	5,268

Total current assets	89,525	71,784

Property and equipment, net	6,306	3,040
Intangible assets, net	44,753	12,847
Goodwill	83,938	10,841
Other assets	4,002	3,711

Total assets	$228,524	$102,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,235	$5,958
Accrued expenses	38,970	26,038
Current portion of accrued restructuring costs	3,394	2,117
Deferred revenue	52,415	37,345

Total current liabilities	104,014	71,458

Long-term debt	30,014	-
Long-term portion of accrued restructuring costs	3,140	1,355

Total long-term liabilities	33,154	1,355

Stockholders’ equity:
Preferred stock	10,423	10,423
Common stock	51	46
Additional paid-in capital	300,076	252,088
Less: treasury stock at cost	(3,043)	(322)
Less: unamortized stock compensation expense	(3,033)	(5,002)
Accumulated other comprehensive loss	(402)	266
Accumulated deficit	(212,716)	(228,089)

Net stockholders’ equity	91,356	29,410

Total liabilities and stockholders’ equity	$228,524	$102,223

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
License fees	$15,295	$9,352	$37,990	$26,674
Consulting	15,814	10,637	40,838	27,752
Maintenance	30,104	19,797	73,171	55,358
Other	967	550	2,161	1,575

Total revenues	62,180	40,336	154,160	111,359

Cost of revenues	22,111	15,349	56,705	42,220
Amortization of intangible assets and capitalized software development costs	2,655	1,986	4,655	5,215

Total cost of revenues	24,766	17,335	61,360	47,435

Gross profit	37,414	23,001	92,800	63,924

Operating expenses:
Sales and marketing	12,494	10,080	32,171	27,048
Software development	7,262	5,459	18,080	14,919
General and administrative	10,551	4,737	22,931	13,935
Stock-based compensation expense	654	1,125	1,964	2,216
Provision for doubtful accounts	115	48	613	(841)
Restructuring charges and other	-	(292)	1,901	937
Settlement of claim	-	-	(284)	-

Total operating expenses	31,077	21,157	77,376	58,214

Income from operations	6,337	1,844	15,424	5,710
Other income, net	288	112	704	245

Income before income taxes	6,625	1,956	16,128	5,955
Provision for income taxes	334	118	755	208

Net income	$6,291	$1,838	$15,373	$5,707

Value of beneficial conversion related to preferred stock	-	-	-	(241)

Net income applicable to common stockholders	$6,291	$1,838	$15,373	$5,506

Net income per share applicable to common stockholders:
Basic	$0.12	$0.04	$0.31	$0.12
Diluted	$0.11	$0.04	$0.29	$0.11

Weighted average common shares outstanding:
Basic	52,892	46,796	49,856	46,069
Diluted	56,227	50,748	53,574	48,936

EPICOR SOFTWARE CORPORATION

ADJUSTED EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net income applicable to common stockholders	$6,291	$1,838	$15,373	$5,506

Add back:
Amortization of intangible assets and capitalized software development costs	2,655	1,986	4,655	5,215
Stock based compensation expense	654	1,125	1,964	2,216
Restructuring charges	-	(292)	1,901	937

Adjusted earnings	$9,600	$4,657	$23,893	$13,874

Adjusted earnings per diluted share	$0.17	$0.09	$0.45	$0.28

Weighted average common shares outstanding:
Diluted	56,227	50,748	53,574	48,936